Exhibit 99.1

EXL Announces Appointment of Jaynie Studenmund to Board of Directors

NEW YORK, September 13, 2018 — EXL (NASDAQ: EXLS), a leading operations management and analytics company, today announced that Jaynie Studenmund, a seasoned executive with significant experience advising and leading digital companies, has been appointed to the Company’s Board of Directors as an independent director effective September 7, 2018. Ms. Studenmund will also be a member of the Audit and Compensation committees of the Board.

“EXL will greatly benefit from Jaynie’s superior track record as a director of companies that have been early adopters of digital technology and the disruption of business models such as LifeLock, Orbitz, aQuantive and eHarmony.” said Garen Staglin, Chairman of the Board of EXL. “We look forward to the addition of Jaynie to our Board and her contributions, insights and business judgement in EXL’s governance process.”

Rohit Kapoor, Vice Chairman and Chief Executive Officer of EXL, said, “We are excited to welcome Jaynie to our Board of Directors. Her experience in the practical application of taking digital technologies to scale will be extremely important as we continue to apply Digital Intelligence to client operations to help them improve outcomes from transformation.”

Ms. Studenmund’s early career was in financial services where she ultimately became the EVP & Head of Consumer Business for three of the largest banks in the U.S. She then led several influential internet businesses at the height of the early 2000s technology boom. This included Overture Services, where she was the Chief Operating Officer and which was a pioneer in paid search and SEM, transforming online advertising and becoming a global company. Overture grew from $100 million to $1.2 billion in three years before being sold to Yahoo!.

She currently serves on two other public boards: Corelogic, Inc. (NYSE: CLGX), where she is an Independent Director and member of its Compensation and Nominating and Corporate Governance committees, and Pinnacle Entertainment, Inc. (NASDAQ: PNK), where she is an Independent Director, Chair of the Compensation committee and a member of the Compliance committee. Ms. Studenmund also serves as a trustee for funds of Western Asset Management.

Ms. Studenmund has an MBA from Harvard University and graduated from Wellesley College with a BA in Economics. She is a NACD Board Leadership Fellow.

About EXL

EXL (NASDAQ:EXLS) is a leading operations management and analytics company that designs and enables agile, customer-centric operating models to help clients improve their revenue growth and profitability. Our delivery model provides market-leading business outcomes using EXL’s proprietary Business EXLerator Framework®, cutting-edge analytics, digital transformation and domain expertise. At EXL, we look deeper to help companies improve global operations, enhance data-driven insights, increase customer satisfaction, and manage risk and compliance. EXL serves the insurance, healthcare, banking and financial services, utilities, travel, transportation and logistics industries. Headquartered in New York, New York, EXL has more than 28,000 professionals in locations throughout the United States, Europe, Asia (primarily India and Philippines), Colombia, Australia and South Africa. For more information, visit www.exlservice.com.

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com

Investor contact:

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com